Exhibit 99.3

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

BLUE BIRD CORPORATION

Purpose

The primary purpose of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Blue Bird Corporation. (the “Company”) is to exercise general oversight with respect to the governance of the Board by (i) reviewing the qualifications of, and recommending to the Board, proposed nominees for election to the Board, consistent with criteria approved by the Board, (ii) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (iii) developing, evaluating and recommending to the Board corporate governance practices applicable to the Company and (iv) leading the Board in its annual review of the Board and management.

Membership

Members of the Committee shall be appointed by the Board. The Committee shall be comprised of at least three members of the Board, the precise number to be determined from time to time by the Board. All Committee members will be directors. Members of the Committee shall satisfy all applicable Nasdaq independence standards, subject to transition rules adopted by Nasdaq from time-to-time. Notwithstanding the foregoing, one member of the Committee need not satisfy such independence standards if:

•	such person is not an employee or officer of the Company or a family member of an employee or officer of the Company;

•	such person does not serve on the Committee for a period of more than two years (unless, in the interim, such person satisfies all applicable Nasdaq independence standards);

•	the Committee consists of three or more members; and

•	the Board, under exceptional and limited circumstances, determines that such person’s membership on the Committee would be in the best interests of the Company.

Committee Responsibilities and Powers

In furtherance of its purpose, the Committee shall have the following authority and responsibilities:

1.	The Committee shall make recommendations to the full Board regarding the size of the Board, the composition of the Board, the membership in the staggered classes of the Board, the process for filling vacancies on the Board and the tenure of Board members.

2.	The Committee shall (i) identify individuals qualified to become Board members who reflect the criteria specified in the Corporate Governance Principles of the Board and (ii) recommend to the Board nominees to fill vacancies on the Board and the nominees to stand for election as directors at the next annual meeting of stockholders (or, if applicable, special meeting of stockholders).

3.	The Committee shall have sole authority to retain any search firm or other advisory firm to be used to identify director candidates, including the sole authority to approve the fees and other retention terms of such firms.

4.	The Committee, in conjunction with the Board’s Compensation Committee, shall make recommendations to the Board regarding Board compensation.

5.	The Committee shall review the duties and composition of committees of the Board, including a review of the criteria for composition of the Audit Committee under the rules of Nasdaq, a review of the criteria for composition of the Compensation Committee under the rules of Nasdaq, under Section 162(m) of the Internal Revenue Code and under Section 16 of the Securities Exchange Act of 1934, and a review of the criteria for composition of this Committee under the rules of Nasdaq, and identify and recommend to the Board directors qualified to become members of each Board committee, taking into account such listing, regulatory (if applicable) and other criteria as the Committee deems appropriate under the circumstances (including, if applicable, the Company’s status as a controlled company).

6.	The Committee shall review any stockholder proposals and proposed responses.

7.	The Committee shall review and recommend to the Board the Corporate Governance Principles of the Board and any proposed changes to such Principles.

8.	The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

9.	The Committee shall conduct and present to the Board an annual performance evaluation of the Committee.

10.	The Committee shall periodically appraise Board and management performance and lead the Board’s self-evaluation and management evaluation discussions.

Committee Structure and Operations

The Board shall designate one member of the Committee to act as its chairperson.

The Committee shall meet in person or telephonically at such times and places as shall be determined by the Committee chairperson. The chairperson, with input from the other members of the Committee, shall set the agendas for Committee meetings.

The Committee shall maintain minutes containing a summary of the actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting following such Committee meeting.

The Committee shall have the authority to delegate matters to subcommittees of the Committee, subject to all laws and regulations applicable to the Committee (including without limitation regulations of the SEC and Nasdaq).

The Board shall retain the authority to remove members of the Committee from time to time, subject to the membership requirements applicable to the Committee.

This Charter shall be made available on the Company’s website at www.blue-bird.com and to any shareholder who otherwise requests a copy, and the Company’s annual proxy statement shall describe such availability.

Approved: February 24, 2015